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                                                                    Exhibit 4(p)
                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
                 BONUS COMPENSATION STOCK RESTRICTION AGREEMENT

     ACCOUNT NUMBER:

                                          COMMENCEMENT DATE:

                                             SHARES AWARDED:



THIS BONUS COMPENSATION STOCK RESTRICTION AGREEMENT ("Agreement") is entered into by and between SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation ("SAIC" or "Company"), and the undersigned ("Stockholder"), who is affiliated with Company or a subsidiary of Company ("Subsidiary") as an employee or director.
WHEREAS, subject to the stockholder executing and returning this agreement to the Company's Stock Programs Department within 120 days from the Commencement Date, the Company has agreed to provide the above stated number of shares of SAIC Class A Common Stock ("Bonus Stock") to Stockholder pursuant to the Company's 1984 Bonus Compensation Plan and Stockholder has agreed that the ownership interest in such stock shall be subject to the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing, the parties have agreed to the following:
      1. VESTING SCHEDULE. In the event Stockholder's affiliation with Company or any of its Subsidiaries as an employee or director is terminated for any reason, including death, any unvested shares of Bonus Stock shall automatically revert to Company without compensation as of the date of such termination of affiliation in accordance with the following vesting schedule:
            (a) Prior to the first-year anniversary of the Commencement Date of this Agreement, all of the Bonus Stock shall be subject to reversion.
            (b) After the first-year anniversary of the Commencement Date, 20% of the Bonus Stock shall be vested and the balance shall be subject to reversion.
            (c) After the second-year anniversary of the Commencement Date, an additional 20% of the Bonus Stock shall be vested and the balance shall be subject to reversion.
            (d) After the third-year anniversary of the Commencement Date, an additional 20% of the Bonus Stock shall be vested and the balance shall be subject to reversion.
            (e) After the fourth-year anniversary of the Commencement Date, the final 40% of the Bonus Stock shall be vested.
The Company does not issue fractional shares and if the application of the foregoing vesting schedule results in a fraction of a share being vested, such fractional share shall be deemed to be subject to reversion. Stockholder shall not sell, transfer, assign, hypothecate, pledge, grant a security interest in, or in any other way alienate any of the Bonus Stock, or any interest or right therein, which is subject to reversion to Company. If shares of Bonus Stock revert in accordance with the foregoing vesting schedule, such shares shall automatically be deemed to have been transferred to Company, shall no longer be outstanding and all rights of Stockholder shall immediately terminate with respect to such shares. In the event of such reversion, Stockholder agrees to promptly return the stock certificate(s) that includes the reverted shares to Company. Upon return of such stock certificate(s), Company will issue a new stock certificate to Stockholder for the vested shares, if any, and to the extent that they are

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not repurchased by Company pursuant to its right to repurchase as set forth in
Article Fourth of the Company's Restated Certificate of Incorporation. Notwithstanding the foregoing, if Stockholder has not returned such stock certificate(s) within sixty (60) days following the date the Bonus Stock reverted to Company, in whole or in part, Stockholder hereby appoints Company or its agents to take all such action needed to effect the cancellation of such stock certificate(s).
      2. FORFEITURE OF STOCK: In the event Stockholder fails to execute and return this agreement within 120 days from the Commencement Date the shares granted pursuant to this agreement shall be forfeited.
      3. RIGHTS, RESTRICTIONS AND LIMITATIONS. All shares of Bonus Stock issued to Stockholder pursuant to this Agreement are subject to the rights, restrictions and limitations set forth in Article Fourth of the Company's Restated Certificate of Incorporation.
      4. RESTRICTIONS UNDER SECURITIES LAW. All shares of Bonus Stock covered by this Agreement are subject to any restrictions which may be imposed under applicable state and federal securities laws and are subject to obtaining all necessary consents which may be required by, or any condition which may be imposed in accordance with, applicable state and federal securities laws or regulations.
      5. INVESTMENT. Stockholder agrees that any and all shares of Bonus Stock acquired hereunder shall be acquired for investment and not for distribution.
      6. EMPLOYMENT AT WILL. Stockholder's employment with Company is not for any specified term and may be terminated by Stockholder or Company at any time for any reason. Stockholder further acknowledges that this Agreement, despite the fact that Stockholder is required to hold the Bonus Stock not yet vested for up to four years, does not constitute a promise or commitment by the Company regarding any future employment, work assignments, compensation, or any other term or condition of employment.
      7. CAPITAL ADJUSTMENT. The formula price and number of shares shall be appropriately adjusted for any increase or decrease in the number of shares of stock which Company has issued and outstanding resulting from any stock split, stock dividend, combination of shares or any other change, or any exchange for other securities or any reclassification, reorganization, redesignation, recapitalization or otherwise.
      8. INCORPORATION OF BONUS COMPENSATION PLAN. The Bonus Stock granted hereby, is granted pursuant to the Company's 1984 Bonus Compensation Plan (the "Plan"), and all the terms and conditions of which are hereby made a part hereof and are incorporated herein by reference. In the event of any inconsistency between the terms and conditions contained herein and those set forth in the Plan, the terms and conditions of the Plan shall prevail.
      9. MISCELLANEOUS. This Agreement contains the entire agreement of the parties with respect to its subject matter. This Agreement shall be binding upon and shall inure to the benefit of the respective parties, the successors and assigns of Company, and to the heirs, legatees and personal representatives of Stockholder.
      10. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to such state's principles of conflict of laws.
      11. NOTICE OF RESTRICTION. The parties agree that any stock certificate(s) issued representing the Bonus Stock granted hereunder shall contain a legend indicating that such stock is subject to the restrictions of this Agreement.

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      12.   ALTERATIONS.  Stockholder acknowledges that signing  this Agreement constitutes an unequivocal acceptance of this Agreement and any attempted modification or deletion will have no force and effect upon the Company's right to enforce the terms and conditions heretofore stated.
      IN WITNESS WHEREOF, Stockholder has executed this Agreement effective as of the year and day above written.


- --------------------------------------          -------------------
Signature                                       Date

PLEASE SIGN AND RETURN. A COPY FOR YOUR FILES WILL BE RETURNED WITH YOUR STOCK CERTIFICATE.
THIS AGREEMENT MUST BE SIGNED AND RETURNED WITHIN 120 DAYS OR THE AWARD WILL BE FORFEITED.

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